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                                                     Exhibit 4.6



                                   PEARSON PLC

                         WORLDWIDE SAVE FOR SHARES PLAN

1.       PURPOSE

The Pearson plc. Worldwide Save for Shares Plan ("the Plan") is intended to provide an opportunity to participate in the ownership of shares of the common stock of Pearson plc ("the Parent Company") for eligible employees of Pearson Inc. ("the Company") and such other companies ("Participating Companies") as the Committee (as defined below) shall from time to time designate; provided that each such company shall qualify as a "parent corporation" or "subsidiary corporation", as defined in Section 424(e) and (f) of the Internal Revenue Code of 1986, as amended ("the Code"), on the first day of the relevant Award Period as defined in Section 4. Because the Shares (as defined below) are not registered in the USA there shall be no sale of Shares to employees under this Plan and the savings accumulated by relevant employees pursuant to the Plan shall not be used to acquire any such Shares.

2.       ADMINISTRATION

The Plan shall be administered by a committee ("the Committee") appointed by the Board of Directors of the Company ("the Board"). The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary. The Committee may delegate part or all of its obligations and authority hereunder to one or more employees or directors of the Company or the Parent Company or a subsidiary corporation, in which case the term "Committee" shall relate to such delegate. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.


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3.       EFFECTIVE DATE AND TERM OF PLAN

The Plan shall come into effect on 1 January 1998 and, unless cancelled or discontinued earlier pursuant to Sections 10 or 12 , as appropriate, shall have a life of 10 years.

4.       AWARD PERIODS

The Plan shall have one or more Award Periods each of which shall commence with the granting of an Award (as defined in Section 7 below). The first day and the length of any such Award Period shall be determined by the Committee, provided that no such period shall exceed 27 months.

The Committee shall designate the final day of each Award Period so as to facilitate administration of the Plan. Award Periods need not be of the same length and may run successively or concurrently, either in whole or in part.

5.       ELIGIBILITY AND PARTICIPATION

Each employee of the Company or any of the Participating Companies shall be eligible to participate in the Plan in respect of an Award Period except (i) employees who are included in a unit covered by a collective bargaining agreement between the Company or any of the Participating Companies and the employee representatives under which benefits were the subject of good faith bargaining, unless the terms of such bargaining agreement otherwise provides,
(ii) employees who have not completed an introductory period of service of six months (or such other minimum period of service as may be specified by the Committee) as of the first day of that Award Period (such service meaning, for these purposes, service with the Company, a Participating Company or an acquired employer), (iii) any one or more category of employees excluded in the sole discretion of the Committee who are members of that classification of employees described in Code Section 423(b)(4), (iv) at the discretion of the Committee, any employee who is not compensated on a salaried or full-commission basis and
(v) such other class


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of employees as the Committee may specify. All eligible employees may become participants with respect to an Award Period by executing such instruments or taking such other action, if any, as the Committee may from time to time specify.

6.       STOCK

(a) The stock subject to the Plan shall be shares of the common stock of the Parent Company ("Shares") which are authorised but unissued or which have been acquired by open market purchase. The aggregate amount of stock which may be issued or transferred pursuant to the Plan shall not exceed 5,000,000 Shares (subject to any adjustment as provided in Section 9 ).

(b) Notwithstanding the provisions of Section 6(a) above, if Shares are to be issued pursuant to the Plan then the maximum number of Shares over which Awards may be granted on any date ("the Award Limit"), when added to the number of Shares issued or placed under an Award which may lead to an issue of Shares, within the ten years preceding that date under the Plan or any other share incentive or option plan approved by the Parent Company, shall not exceed ten per cent of the issued ordinary share capital of the Parent Company on such date.

7.       AWARDS

Awards shall be granted in such form and subject to such terms as the Committee may from time to time approve, provided that such Awards shall conform to the following terms and conditions:

(a) AWARD CONCEPT. Each Award granted under the Plan shall be in the form of a stock appreciation right over Shares ("the Award"). The Award will be based upon a monthly savings agreement (as described in Section 8) under which an eligible employee (as described in Section 5) agrees to save a monthly sum on an after-tax basis. The formula for determining the number of Shares subject to an Award shall be as follows:


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         N = MS * 26 / NSP * (ESP-NSP) / ESP

         Where: N is the number of Shares subject to the Award rounded down to a whole number of Shares MS is the monthly level of savings of the relevant employee

                     NSP is the Net Share Price, being the Fair Market Value of a Share at the time of the invitation to participate less a discount of 15% ESP is the Ending Share Price, being the Fair Market Value of a Share at the end of an Award Period.

                     The number of Shares to be taken into account for the purposes of the Award Limit shall be calculated as follows in respect of each participant and aggregated appropriately:

                     N = MS * 26 / NSP

(b) FAIR MARKET VALUE. For the purposes of the Plan the fair market value of the Shares on any day shall be the middle market quotation for a Share on the London Stock Exchange Limited (as derived from the Daily Official List for the previous trading day).

(c) PAYMENT. The maximum MS (excluding interest) which may be taken into account under the Plan may not exceed a percentage specified by the Committee (not to exceed 15 percent) of a participant's Compensation calculated as of a day (determined by the Committee) for each Award Period, or if less, the $US equivalent, at a rate of exchange to be specified by the Parent Company at its discretion, of the monthly limit set out for the time being in paragraph 24(2)(a) of Schedule 9 to the United Kingdom Income and Corporation Taxes Act 1988 (currently L250). For the purposes of this Plan, "Compensation" shall mean the base compensation (plus, for sales representatives, sales-related fees and sales commissions) paid to a participant by the Company or a


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         Participating Company (exclusive of any bonuses, pay at premium rates
         (holiday, overtime or other), gifts, cost of group life insurance, imputed cost of use of employer property, reimbursement of moving expenses, deferred compensation, other amounts which are not included in the participant's income for federal income tax purposes, and any compensation received prior to becoming a participant in the Plan.) Compensation shall include any amounts deferred under a salary reduction agreement or any plan maintained by a Participating Company pursuant to Section 401(k) or Section 125 of the Code.

(c) NUMBER OF SHARES. On the first day of any Award Period, a participant shall be granted an Award to receive a number of Shares determined by the Committee pursuant to Section 7(a). If the Award Limit for which Awards are to be granted on any date in accordance with the terms of the Plan exceeds the number of Shares then remaining available under the Plan (after deduction of the number of Shares which have been issued pursuant to Awards or are then subject to Awards), the Committee shall make a pro rata allocation to participants of the Shares remaining available in as near as uniform a manner as shall be practicable and as it shall deem equitable. The Committee shall give written notice of such allocation to each participant affected thereby.

(d) TERMINATION OF EMPLOYMENT. If, prior to the end of an Award Period, a participant ceases to be employed by the Company or a Participating Company for any reason, including death or retirement, the participant's Award shall terminate, and any amounts collected from the participant, together with interest thereon, shall be paid to the participant or the participant's personal representatives and no further amounts will be collected from the participant during the Award Period.

(e) TERMINATION OF AWARD. A participant may, during an Award Period, terminate his or her Award, by giving written notice, in such manner and at such times as the Committee may specify. If an Award is terminated, any amounts collected from the participant, together with interest thereon, shall be paid to the participant as soon as practicable following


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         receipt of such notice, no further amounts will be collected from the participant during the Award Period and the Award shall thereupon terminate.

(f) CHANGES IN STATUS. The Committee may determine on a uniform basis with respect to any Award Period whether a participant who is on a leave of absence or on salary continuation or who experiences a significant reduction in pay beyond the participant's control or converts from a salaried to an hourly position will be deemed to have terminated service for purposes of Section 7(d) or under what circumstances such a participant may continue his or her Award in effect during such Award Period.

(g) VESTING OF SHARES. Shares subject to an Award shall vest automatically on the last day of the Award Period, unless the Award has been previously terminated pursuant to Section 7(d), 7(e) or 8(d). . Subject to Section 7(l), such Shares shall be issued or transferred to the relevant participant as soon as practicable after they have vested.
         The balance in the participant's account (including interest) shall be promptly paid to the participant.

(h) ASSIGNABILITY. Awards under the Plan shall not be assignable or transferable by the participant and shall be exercisable only by the participant.

(i) RIGHTS AS A SHAREHOLDER. A participant shall have no rights as a shareholder with respect to Shares subject to any Award until the Shares vest pursuant to Section 7(g) above. No adjustments will be made for dividends or other rights for which the record date is prior to the date of delivery.

(j) 5% SHAREHOLDERS. No Award shall be granted to an employee if immediately after such grant the employee would own (within the meaning of Section 424(d) of the Code) or hold, outstanding Awards over stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Parent Company or any of its subsidiary corporations.


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(k)      WITHHOLDING. The Company and any Participating Companies will be entitled to withhold, and the participant will be obliged to pay, any amount of tax or social security contributions or other regulatory payments payable by or on behalf of such participant in connection with the vesting of Shares. The Committee may establish appropriate procedures to provide for any such payment.

(l) Upon vesting in accordance with Section 7 (g), Shares issued to a participant pursuant to the Plan shall be held in escrow on behalf of such participant by a custodian in the United Kingdom (the "Custodian"), selected by the Committee, in accordance with applicable provisions of English law and such other terms and conditions which the Committee (and the Custodian) may from time to time specify. Each participant shall receive a statement from the Custodian with regard to shares held on such participant's behalf and each participant shall receive the benefit of any dividends on Shares held by the Custodian for their account. A participant may effect the sale of Shares held on behalf of such participant by the Custodian by instructing the Custodian to sell all or a portion of his or her holdings on the London Stock Exchange. The Custodian will sell such Shares only in accordance with resale provisions of Rule 904 of Regulation S under the Securities Act of 1933. Net proceeds from such a sale of Shares shall be delivered to the relevant participant in $US. Participants may not sell Shares issued pursuant to the Plan by any means other than through the Custodian, nor shall a participant (nor shall his estate or other legal successor) be entitled to withdraw Shares from the Custodian or otherwise receive a stock certificate for Shares so long as the participant is a U. S. Person for purposes of the Securities Act of 1933.

         8.       MONTHLY SAVINGS AGREEMENTS

(a) ELECTION. An eligible employee may elect the monthly amount which he wishes to save, provided that such amount must be not less than the US Dollar equivalent of L5 nor more than the US Dollar equivalent of L250. The Parent Company shall decide upon the appropriate rate of exchange to use in calculating the US Dollar equivalents and shall notify the Company and Participating Companies accordingly. The maximum limit of


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         the US Dollar equivalent of L250 applies to a participant's aggregate monthly contributions in respect of all savings agreements under this Plan.

(b) PERSONAL PROPERTY. The relevant monthly sum shall be deducted from an employee's pay by payroll deduction and will be deposited in an interest-bearing account with a US Bank. The savings agreement is personal to the relevant employee and the savings and any interest arising under it are the property of the employee concerned.

(c) NO PAYMENT. No amount shall be payable by a participant in respect of the receipt of an Award of Shares. No amounts saved shall be used to purchase Shares and amounts saved shall not be affected by changes in the market value of Shares.

(d) MISSED CONTRIBUTIONS. If a participant misses any monthly contributions under the Savings Contract, then unless the participant is on unpaid medical leave or on unpaid leave under the Family Medical Leave Act the Award will terminate with the same consequences as set out in Rule 7(e) (Termination of Award). If a participant is on unpaid medical leave or on unpaid leave under the Family Medical Leave Act and misses up to six monthly contributions under the Savings Contract, the number of Shares due to the participant will be reduced by multiplying the number of Shares calculated in Rule 7(a) by the fraction n/24, where n is equal to the number of monthly contributions made in the Award Period. If more than six contributions are missed, however, the Award will terminate with the same consequences as set out in Rule 7(e) (Termination of Award).


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(e)      LEAVE OF ABSENCE. If a participant is on paid leave or other absence from work in which regular pay is continued then there will be continuing payroll deductions for the purposes of the Plan unless the participant elects to terminate the Award in accordance with the provisions of Rule 7 (e)(Termination of Award).

9.       CAPITAL ADJUSTMENTS

If any change is made in the Shares subject to the Plan, or subject to any Award granted under the Plan (through merger, consolidation, reorganisation, stock dividend, split-up, combination of Shares, exchange of Shares, change in corporate structure or otherwise), appropriate adjustments shall be made as determined by the Parent Company in its absolute discretion as to the maximum number of Shares subject to the Plan, and the number of Shares and price per Share subject to outstanding Awards.

10.      AMENDMENTS

The Board or Committee may from time to time alter, amend, suspend or discontinue the Plan at any time provided, however, that no such action may, without the approval of shareholders of the Company, (i) increase the number of Shares subject to the Plan under the provisions of Section 6(a) (unless necessary to effect the adjustments required under Section 9), or (ii) make any other change with respect to which the Board or Committee determines that shareholder approval is required by applicable law or regulatory standards. Subject to Section 12 and 14, no such alterations or amendments may be made which would adversely affect existing Awards granted under the Plan.

11.      NO EMPLOYMENT OBLIGATION

Nothing contained in the Plan (or in any Award granted pursuant to the Plan) shall confer upon any employee any right to continue in the employ of the Company or any Participating Company or constitute any contract or agreement of employment or interfere in any way with the right of


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the Company or any Participating Company to reduce such employee's compensation from the rate in existence at the time of the granting of an Award or to terminate such employee's employment at any time, with or without cause.

12.      CANCELLATION AND SUBSTITUTION OF AWARDS IF SHARES ARE REGISTERED

In the event that the Shares are registered with the Securities and Exchange Commission such that the grant of an option and sale of Shares would be lawful then the Committee shall have the right to shorten the length of the Award Period in respect of any existing Awards. Shares subject to such Awards shall subsequently vest on the last day of such Award Period in accordance with
Section 7(g).

13.      REGULATORY APPROVALS

The implementation of the Plan, the granting of any Award under the Plan and the issuance of Shares pursuant to any such Award shall be subject to the Company's, and where necessary, the Parent Company's, procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards granted under it or the Shares issued pursuant to it.

14.      RESTRICTIONS ON AWARDS AND ACQUIRED SHARES

No Awards shall be granted under the Plan, and no Shares shall be issued and delivered upon the vesting of Awards granted under the Plan, unless and until any applicable Federal or state registration, listing and qualification requirements and any other requirements of law or of any regulatory agencies having jurisdiction shall have been fully complied with (or exceptions from the foregoing are available) and each Award granted shall specifically be conditioned upon compliance with this sentence. The Committee, in its discretion, may, as a condition to the grant of an Award or the vesting of any Award granted under the Plan, require the holder of such Award to make such representations and warranties as are deemed appropriate by the Company. Stock certificates representing Shares that have not been registered under the Securities Act of


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1933 and were acquired upon the vesting of Awards shall bear substantially the following legend or such other legend which may be required by the Committee:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR SOLD OUTSIDE OF THE UNITED STATES IN COMPLIANCE WITH REGULATION S OF SUCH ACT."

The Committee may impose such other terms, conditions and restrictions upon any Award, including any Award previously granted, that the Committee concludes, in its discretion, are necessary or desirable to ensure compliance with any applicable law, regulation or rule.

15.      GOVERNING LAW

To the extent not otherwise governed by federal law, the Plan and its implementation shall be governed by and construed in accordance with the laws of the State of New York.

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